                                                                     EXHIBIT 3.8

                      CERTIFICATE OF DESIGNATION OF POWERS,
             PREFERENCES AND RIGHTS OF THE SERIES C PREFERRED STOCK

                                       OF

                               SOFTLOCK.COM, INC.

                                   ----------

ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW


            SOFTLOCK.COM, INC., a Delaware corporation (the "Corporation" ), pursuant to Section 151 of the General Corporation Law of the State of Delaware, certifies that:

       FIRST: The Board of Directors of the Corporation approved the creation, sale and issuance of Preferred Stock and has, pursuant to Section 141(c)(2) of the General Corporation Law of the State of Delaware, invested full power and authority of the Board of Directors to consummate such transaction to the Finance Committee of the Board of Directors which such Committee has duly adopted the resolutions attached hereto as APPENDIX I providing for the issuance of a series of its Preferred Stock to be designated "Series C Preferred Stock," and to consist of 76,523 shares.

       SECOND: The Certificate of Designation of the Series C Preferred Stock, attached hereto as APPENDIX I has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware by the Finance Committee of Board of Directors of the Corporation.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Scott Griffith, its Chief Executive Officer, this 21st day of December, 2000.



                                        /s/ SCOTT GRIFFITH
                                        -----------------------------------
                                        Scott Griffith
                                        Chief Executive Officer

                                   APPENDIX 1

       WHEREAS, the Amended and Restated Certificate of Incorporation (the "Restated Certificate") of this Corporation provides for a class of its authorized shares known as preferred stock, comprising 5,000,000 shares, issuable from time to time in one or more series;

       WHEREAS, the Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including any sinking fund provisions), redemption price or prices and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or all or any of them; and

       WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, has fixed the powers, preferences and rights of a series of preferred stock designated the "Series A Preferred Stock" (the "Series A Preferred") pursuant to a Certificate of Designation of Powers, Preferences and Rights of the Series A Preferred Stock (the "Series A Certificate") filed with the Secretary of State of the State of Delaware on December 29, 1999 and amended on January 13, 2000.

       WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, has fixed the powers, preferences and rights of a series of preferred stock designated the "Series B Preferred Stock" (the "Series B Preferred") pursuant to a Certificate of Designation of Powers, Preferences and Rights of the Series B Preferred Stock (the "Series B Certificate") filed with the Secretary of State of the State of Delaware on February 10, 2000 and amended and corrected on February 11, 2000.

       WHEREAS, it is now the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the powers, preferences and rights of another series of preferred stock designated the "Series C Preferred Stock."

       WHEREAS, the Corporation has obtained the necessary consents of the holders of Series A Preferred and the Series B Preferred to permit the issuance and sale of the Series C Preferred Stock with the powers, preferences and rights set forth herein.

       NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide for the issuance of a series of preferred stock of the Corporation, consisting of 76,523 shares designated as "Series C Preferred Stock," and does hereby fix and determine the relative powers, preferences and rights relating to said Series C Preferred Stock as follows:

1.     DESIGNATION.

The series of Preferred Stock shall be designated the "Series C Preferred Stock" ("Series C Preferred"). The Series A Preferred, the Series B Preferred, the Series C Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock" or "Preferred." The number of shares constituting the Series C Preferred shall be 76,523.

2.     DIVIDEND RATE AND RIGHTS.

       Each holder of shares of Series C Preferred shall be entitled to receive prior and in preference to any and all dividends payable upon the Series A Preferred, Series B Preferred or Common Stock, out of funds legally available for the declaration of dividends, for each share of Series C Preferred registered in his, her or its name on the stock transfer books of the Corporation, dividends if, when and as declared by the Corporation's Board of Directors.

       Except for the Dividend Rate (as defined in the Series A Certificate) payable on the Series A Preferred under the Series A Certificate, and the Dividend Rate payable on the Series C Preferred as provided below, each holder of shares of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive dividends on a pari passu basis. This provision is for the benefit of all Preferred Stock and shall be deemed a preference, right and power of the Series A Preferred, the Series B Preferred and the Series C Preferred.

       Each holder of shares of Series C Preferred shall be entitled to receive prior and in preference to any and all dividends payable upon the Series A Preferred, Series B Preferred or Common Stock, out of funds legally available for the declaration of dividends, for each share of Series C Preferred registered in his, her or its name on the stock transfer books of the Corporation, dividends at a rate equal to eight percent (8%) per annum per share of Series C Preferred (the "Dividend Rate"), to be declared by the Corporation's Board of Directors and payable upon each of the first and second anniversary of the date of filing of this Certificate. Dividends on the Series C shall accrue on each share beginning on the date of issuance. Notwithstanding the foregoing
(i) the dividend payable to the shares of Series C Preferred shall accrue and be payable only until and through the second anniversary of the date of filing of this Certificate; and (ii) if all shares of Series C Preferred are automatically converted into shares of Common Stock pursuant to Section 3(b) hereof as a result of the closing of a Qualified Public Offering (as defined herein), then the Series C Preferred Shareholders will not be entitled to the payment of any accrued dividends.

       Dividends paid on the Series C Preferred in satisfaction of dividends accrued at the Dividend Rate in an amount less than the total amount of dividends accrued at the Dividend Rate shall be allocated PRO RATA on a share-by-share basis among all such shares of Series C Preferred then outstanding.

       The holders of the Corporation's Common Stock shall be entitled to dividends when, as, and if declared by the Board of Directors, PRO RATA among the holders thereof based upon the number of shares of Common Stock held by such holder, subject to the dividend preference set forth in the Series A Certificate, and in this Section 2, and to the declaration of a PRO RATA dividend with respect to all outstanding shares of the Series C Preferred on an as converted basis.

3.     CONVERSION INTO COMMON STOCK.

       The holders of the Series C Preferred shall have conversion rights as follows (the "Conversion Rights"):

       (a) RIGHT TO CONVERT. Each share of Series C Preferred shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $191.00 (as adjusted from time to time in accordance with Section 8 hereof) by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. If more than one share of the Series C Preferred shall be surrendered for conversion at the same time by the same holder of record, the number of full shares that shall be issuable upon the conversion thereof shall be computed on the basis of the total number of shares of the Series C Preferred so surrendered. Each share of Series C Preferred shall be so convertible at any time after the date of issuance of such share. The price at which shares of Common stock shall be deliverable upon conversion of Series C Preferred without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall initially be $1.91 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series C Preferred is convertible, as hereinafter provided.

       (b) AUTOMATIC CONVERSION. Each share of Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the first to occur of the following: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the "Securities Act") covering the offer and sale of Common Stock of the account of the Corporation to the public at an aggregate offering price resulting in gross proceeds to the Corporation and the holders of the Series C Preferred as sellers of not less than $20,000,000, before deducting underwriting commission, provided that the offering price per share of Common Stock is not less than $7.64 (as adjusted from time to time in accordance with Section 8) (a "Qualified Public Offering"), or (ii) election by holders of at least two-thirds (2/3) of the outstanding shares of Series C Preferred. In the event of an automatic conversion of Series C Preferred pursuant to this Section 3(b), the party or parties entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred shall not be deemed to have converted their Series C Preferred until (i) immediately prior to the closing of a Qualified Public Offering, or (ii) the receipt by the Secretary of the Corporation of a written election by the holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred, as applicable.

       If the holders of shares of Series C Preferred are required to convert the outstanding shares of Series C Preferred pursuant to this Section 3(b) at a time when there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

       (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Except in the case of a conversion pursuant to Section 3(b), before any holder of Series C Preferred shall be entitled to convert the same into full shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed (or if such certificates have been lost, stolen, or destroyed, such holder executes and delivers an agreement, in a form satisfactory to the Corporation and its transfer agent to indemnify them from any loss incurred by it in connection therewith), at the office of the Corporation or of any transfer agent for the Series C Preferred, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same. Upon the date of a conversion pursuant to Section 3(b), any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date and all rights of such party as a holder of Series C Preferred shall cease, whether or not such holder has surrendered the certificate or certificates for such holder's shares of Series C Preferred. A holder surrendering his, her or its certificate or certificates shall notify the Corporation of his, her or its name or the name or names of his, her or its nominees in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued. If the person or persons in whose name any certificate for shares of Common Stock issuable upon such conversion shall be other than the registered holder or holders of the Series C Preferred being converted, the Corporation's obligation under this Section 3(c) shall be subject to the payment and satisfaction by such registered holder or holders of any and all transfer taxes in connection with the conversion and issuance of such Common Stock. The Corporation shall, as soon as practicable thereafter (and, in any event, within ten (10) days of such surrender), issue and deliver at such office to such holder of Series C Preferred, or to his, her or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he, she or it shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except in the case of a conversion pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred to be converted, and the party or parties entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

       (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

       (i) SPECIAL DEFINITIONS. For purposes of this Section 3(d), the following definitions shall apply:

                 (1) "OPTION" shall mean options, warrants or other rights to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                 (2) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock, 36,765 shares of Series A Preferred outstanding as of the date hereof, 46,876 shares of Series B Preferred outstanding as of the date hereof, and up to 76,523 shares of Series C Preferred authorized as of the date hereof and warrants to purchase 1,964 shares of Series A Preferred outstanding) of capital stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                 (3) "ADDITIONAL SHARES OF COMMON STOCK" shall mean any or all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Initial Issuance Date, other than shares of Common Stock issued or issuable:

       (A) upon conversion of the 36,765 shares of Series A Preferred outstanding as of the date hereof, and the warrants to purchase 1,964 shares of the Series A Preferred issued to SI (including upon conversion of such shares of Series A Preferred); or

       (B) upon conversion of 46,876 shares of Series B Preferred outstanding as of the date hereof; or

       (C)  upon conversion of shares of Series C Preferred; or

       (D) to employees, officers or directors of, or consultants to, the Corporation pursuant to the Corporation's 1998 Stock Plan or the Corporation's 1996 Stock Plan (collectively the "Plans"), provided that the number of shares so issued or issuable shall not exceed 7,000,000 (as adjusted from time to time in accordance with Section
            8) (the "Reserved Employee Shares"); or

       (E) to financial institutions in connection with borrowing or lease financing arrangements of the Corporation made with the approval of the entire Board of Directors, provided that the number of shares so issued or issuable shall not exceed 500,000 (as adjusted from time to time in accordance with Section 8); or

       (F) to strategic partners of licensors of the Corporation in transactions approved by the Board of Directors; provided that the number of shares so issued or issuable shall not exceed 1,500,0000 (as adjusted from time to time in accordance with Section 8); or

       (G) upon exercise of any warrants for the purchase of Common Stock or Preferred Stock issued and outstanding as of the date of filing of this Certificate.

       (ii) NO ADJUSTMENT OF CONVERSION PRICE. Subject to the provisions of
Section 3(d)(iii)(2) and Section 3(d)(vi) below, no adjustment in the number of shares of Common Stock into which any series of the Series C Preferred is convertible shall be made, by adjustment in the Conversion Price of the Series C Preferred in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

       (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.


            (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Initial Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

       (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

       (B) if such Options or Convertible Securities by their terms provide, with the passage of time, pursuant to any provisions designed to protect against dilution, or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

       (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if such Options or Convertible Securities, as the case may be, were never issued;

       (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original date on which an adjustment was made pursuant to this
            Section 3(d)(iii)(1), or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and the date on which a readjustment is made pursuant to clause (B) or (C) above;

       (E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration of exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

       (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(iii) as of the actual date of their issuance.

            (2) STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND SUBDIVISIONS. In the event the Corporation at any time or from time to time after the Initial Issuance Date for the Series C Preferred shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

       (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

       (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

            If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed for the payment thereof, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(iii) as of the time of actual payment of such dividend.

       (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)(1), but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)(2), which event is dealt with in Section 3(d)(vi) hereof) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to the price determined as follows:

            (1) the Conversion Price shall be reduced by dividing (a) the sum of
       (i) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding assuming exercise and/or conversion of the Series A Preferred, Series B Preferred and Series C Preferred, and the conversion, exchange or exercise of all outstanding warrants, options and other convertible securities, whether or not such options, warrants or convertible securities are actually exercisable at such time. As an example to illustrate the adjustment of the Conversion Price under this Section 3(d)(iv)(2) and assuming that the Corporation issues Additional Shares of Common Stock in the amount of 3,000,000 shares of Common Stock for total cash consideration of $2,250,000, the Conversion Price in effect immediately prior to such issue or sale is $1.00, the number of shares of Common Stock actually outstanding immediately prior to such issue or sale is 15,000,000, the number of shares deemed outstanding assuming exercise or conversion of the conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred and the conversion, exchange or exercise of all outstanding warrants, options and other convertible securities Convertible Securities is 5,000,000, the Conversion Price (rounded to two decimal places) would be reduced as follows:

          ($1.00 X 20,000,000) + $2,250,000
          ----------------------------------  = $.97
                     23,000,000

       (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 3(d) the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

            (1) CASH AND PROPERTY: Such consideration shall:

       (A) insofar as it consists of cash, be the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends:

       (B) insofar as it consists of property other than cash, be deemed to have the same value as is recorded on the books of the Corporation with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith and with due care by the Board of Directors of the Corporation and shall otherwise be deemed to have a value equal to its fair market value; and

       (C) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for a single undivided consideration, be the proportion of such consideration so received allocable to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

            (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(l) shall be determined by dividing

       (A) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

       (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi) ADJUSTMENT FOR STOCK DIVIDENDS, STOCK DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK.


                 (1) STOCK DIVIDENDS, STOCK DISTRIBUTIONS OR SUBDIVISIONS. In
            the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 3(d)(iii)(2) in a stock dividend, other stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased to adjust equitably for such dividend, distribution or subdivision.

                 (2) COMBINATIONS OR CONSOLIDATIONS. In the event the
            outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased to adjust equitably for such combination or consolidation.

            (vii) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, or any proposed reorganization or reclassification of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 3), each share of Series C Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred would have been entitled upon such consolidation, merger, conveyance, reorganization or reclassification; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred. The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holder of the Series C Preferred such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder is entitled to receive.

            Upon the occurrence of a consolidation or merger of the Corporation with or into another corporation, or the conveyance of all or substantially all of the assets of the Corporation to another corporation (unless upon consummation thereof the holders of voting securities of the Corporation own directly or indirectly more than fifty percent (50%) of the voting power to elect directors of the consolidated or surviving or acquiring corporation), each holder of Series C Preferred shall have the option of electing treatment of its shares of Series C Preferred under this Section 3(d)(vii) in lieu of Section 4(d) hereof.

            (viii) NO ADJUSTMENT IN CERTAIN CIRCUMSTANCES. Notwithstanding anything to the contrary contained herein, there shall be no adjustment pursuant to this Section 3(d):

                 (1) APPROVAL OF SERIES C PREFERRED. If prior to the issuance of
            Additional Shares of Common Stock, Options or Convertible Securities, the Corporation receives written notice from the holders of two-thirds (2/3) of the then outstanding shares of Series C Preferred agreeing that no such adjustment shall be made as the result of such issuance; or

                 (2) CERTAIN DISTRIBUTIONS. With respect to shares of Common
            Stock issued or issuable (x) as a dividend or distribution on Series A Preferred, Series B Preferred and Series C Preferred PRO RATA on an as converted basis or (y) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock described in the foregoing clause (x).

       (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred against impairment.

       (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments theretofore made, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at such time would be received upon the conversion of Series C Preferred.

       (g) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is in the same amount per share as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series C Preferred at least ten (10) days prior to the date thereof, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

       (h) COMMON STOCK RESERVED. The Corporation shall reserve and at all times keep available out of its authorized but unissued Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series C Preferred.

       (i) NO REISSUANCE OF SERIES C PREFERRED. Shares of Series C Preferred that are converted into shares of Common Stock as provided herein shall not be reissued.

       (j) ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred which is being converted.

       (k) CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred in any manner which interferes with the timely conversion of such Series C Preferred, except as may otherwise be required to comply with applicable securities laws.

       (l) DEFINITION OF COMMON STOCK. As used in this Section 3, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.01 per share, as constituted on the date of filing of this Certificate of Designation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series C Preferred shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designation.

4.     LIQUIDATION PREFERENCE.

       (a) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, each holder of shares of Series C Preferred shall be entitled to receive, on a pari passu basis with the holders of the Series A Preferred and Series B Preferred and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any other series of preferred stock which is junior to the Series C Preferred, by reason of his, her or its ownership thereof, an amount per share of the Series C Preferred equal to $191.00 (as adjusted from time to time in accordance with Section 8) (plus dividends which have accrued at the Dividend Rate pursuant to Section 2 and any other dividends which have been declared but remain unpaid at such time). After the payment to such holders of such preferential amount and payment to the holders of the Series A Preferred of the preferential amount set forth in the Series A Certificate and payment to the holders of Series B Preferred of the preferential amount set forth in the Series B Certificate, any remaining assets shall be distributed to the holders of Common Stock. Notwithstanding the foregoing, if the amount that the holders of Series C Preferred would receive in value if converted to Common Stock in connection with a liquidation or deemed liquidation is greater than $191.00 (as adjusted from time to time in accordance with Section 8) per share of Series C Preferred (plus dividends accrued at the Dividend Rate pursuant to Section 2 and any dividends which, pursuant to Section 2 hereof, have been declared but remain unpaid at such time), then the holders of Series C Preferred shall receive such greater amount in lieu of such liquidation amount together with holders of the Series A Preferred if required by the Series A Certificate, the holders of the Series B Preferred if required by the Series B Certificate and the holders of the Corporation's Common Stock.

       (b) PRO RATA DISTRIBUTION. If the assets or surplus funds to be distributed to the holders of (i) the Series A Preferred under the Series A Certificate, (ii) the Series B Preferred under the Series B Certificate, (iii) the Series C Preferred under Section 4(a) and (iv) any other series of Preferred Stock ranking on a parity with the Series A Preferred, Series B Preferred and Series C Preferred are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among (i) the holders of the Series B Preferred (to the extent provided under the Series B Certificate), (ii) the holders of the Series A Preferred (to the extent provided under the Series A Certificate), (iii) the holders of the Series C Preferred (to the extent provided in Section 4(a) hereof) and (iv) the holders of such other series of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

       (c) SERIES C PREFERRED PRIORITY. All of the preferential amounts to be paid to the holders of (i) the Series A Preferred under the Series A Certificate, (ii) the Series B Preferred under the Series B Certificate, (iii) the Series C Preferred under this Section 4 and (iv) the holders of any other series of Preferred Stock ranking on a parity with the Series C Preferred shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock and any other series of Preferred Stock which is junior to the Series C Preferred in connection with such liquidation, dissolution or winding up.

       (d) CONSOLIDATION, MERGER, SALE OF ASSETS. Upon the written election of the holders of a majority of the outstanding shares of the Series C Preferred, a consolidation or merger of the Corporation with or into another corporation, or a conveyance of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Section 4(a) unless, upon consummation of such consolidation or merger or sale of assets, the holders of voting securities of the Corporation own directly or indirectly more than fifty percent (50%) of the voting power to elect directors of the consolidated or surviving or acquiring corporation; PROVIDED, HOWEVER, that each holder of Series C Preferred shall have the right to elect the benefits of the provisions of Section 3(d)(vii) hereof in lieu of receiving payment in such liquidation, dissolution or winding up of the Corporation pursuant to this Section 4.

            (i) VALUATION OF CONSIDERATION OTHER THAN CASH. Any consideration other than cash to be delivered to the holders of the Series C Preferred Stock upon the closing of any such consolidation, merger or sale shall be valued as follows:

            (A) For securities not subject to restrictions on transfer under an investment letter or other similar restrictions on free marketability:

                 (x) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of such securities on such exchange over the thirty (30) day period ending three (3) days prior to such closing;

                 (y) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) day period ending three (3) days prior to such closing.

            (B) If the securities are subject to investment letter or other restrictions on free marketability, the Board of Directors shall make an appropriate discount from the market value determined as described above and shall notify all holders of shares of the Series C Preferred of such valuation. If there is no active public market for the securities to be delivered or if the consideration is not cash or securities, the Board of Directors shall first determine in good faith and with due care the value of such assets for such purpose and shall notify all holders of the Series C Preferred of such determination. The value of such assets for purposes of the distribution under this Section 4(c) shall be the value as so determined by the Board of Directors, unless the holders of a majority of the outstanding shares of Series C Preferred shall object thereto in writing within fifteen (15) days after the date of such notice.

            (ii) DISPUTE RESOLUTION. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator mutually agreed upon and selected by the objecting holders of Series C Preferred and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within ten (10) days after the written objection sent by the objecting holders in accordance with subsection
                 (c), the valuation of such assets shall be determined by an arbitration in which (i) the objecting holders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within fifteen (15) days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within fifteen
                 (15) days thereafter, and (iv) the three arbitrators thus selected shall determine by majority vote the valuation of such assets within fifteen (15) days thereafter for purposes of such distribution. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association ("AAA"). The costs of such arbitration shall be borne by the Corporation or by the holders of Series C Preferred (on a PRO RATA basis out of the assets otherwise distributable to them) as follows:
                 (i) if the valuation as determined by the arbitrators is greater than ninety percent (90%) of the valuation as determined by the Board of Directors, the holders of the Series C Preferred shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration. The arbitration shall be held in Boston, Massachusetts, in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the Corporation and the holders of the Series C Preferred, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

5.     VOTING RIGHTS.

       (a) NUMBER OF VOTES. Except as otherwise required by law, in any relevant agreement and the provisions of Section 5 of the Series A Certificate which gives the holders of the Series A Preferred the right to elect one member of the Board of Directors, the holders of Series A Preferred, holders of Series B Preferred, the holders of Series C Preferred and the holders of the Common Stock shall be entitled to notice of any shareholders' meeting and to vote together as a single class of capital stock upon any matter submitted to shareholders of the Corporation for a vote, on the following basis:

            (i) Holders of Series A Preferred shall have that number of votes per share as is equal to the number of whole shares of Common Stock into which each such share of Series A Preferred held by such holder is convertible at the time of such vote.

            (ii) Holders of Series B Preferred shall have that number of votes per share as is equal to the number of whole shares of Common Stock into which each such share of Series B Preferred held by such holder is convertible at the time of such vote.

            (iii) Holders of Series C Preferred shall have that number of votes per share as is equal to the number of whole shares of Common Stock into which each such share of Series C Preferred held by such holder is convertible at the time of such vote.

            (iv) Holders of Common Stock shall have one (1) vote per share.

       (b) ELECTION OF DIRECTORS. Pursuant to that certain Amended and Restated Shareholders and Rights Agreement dated on or about December 21, 2000, among the Corporation and certain holders of Common Stock, Series A Preferred, Series B Preferred and Series C Preferred (a copy of which is available for inspection at the principal office of the Corporation), by resolution of the Board of Directors, the person designated to serve as a representative of the holders of the Series C Preferred (the "Series C Director") has been assigned to the Class to which Francis J. Knott has been a member. Except as otherwise required by law, the holders of Series C Preferred then issued and outstanding, voting separately as a class, shall, by majority vote, elect one (1) member of the Board of Directors subject to the provisions of that certain Amended and Restated Shareholders and Rights Agreement so long as such holders of Series C Preferred continue to own at least ten percent (10%) of the shares of Series C Preferred initially acquired by them pursuant to the Series C Purchase Agreement. The remaining members of the Board of Directors shall be elected in accordance with the Series A Certificate and the Amended and Restated Shareholders and Rights Agreement.

       (c) QUORUMS. Except as otherwise required by law and for the election of the Series A director in accordance with the Series A Certificate and the election of the Series C Director in accordance with the this Section 5, and so long as shares of the Series C Preferred remain outstanding, (i) the presence in person, by teleconference or by proxy of the holders of shares constituting a majority of the votes entitled to vote thereat, calculated in accordance with
Section 5(a) hereof, shall constitute a quorum for the purpose of transaction of business at all meetings of shareholders; (ii) for the purpose of electing Series C directors under Section 5(b) hereof, the presence in person by teleconference or by proxy of the holders of a majority of the shares of Series C Preferred entitled to vote thereat shall constitute a quorum for the purpose of electing a Series C director which such Shareholders are entitled to elect pursuant to Section 5(b) hereof.

6.     COVENANTS

       (a) MATTERS REQUIRING VOTE OR CONSENT. Without limiting the rights of the holders of the Series C Preferred to vote as a class as required by law, so long as a holder of the Series C Preferred continues to hold at least 1,096 (as adjusted from time to time in accordance with Section 7 hereof) shares of Series C Preferred and such shares have not been converted to Common Stock (the "Ownership Threshold"), the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than a majority of such outstanding shares of Series C Preferred held by holders who continue to meet such Ownership Threshold:

            (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-laws that would amend or change the rights, preferences, powers and privileges of the Series C Preferred; or

            (ii) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series C Preferred.

       (b) ADDITIONAL MATTERS REQUIRING VOTE OR CONSENT. The Corporation shall, for the benefit of any holder of Series C Preferred who meets the Ownership Threshold, for so long as less than seventy-five percent (75%) of the shares of Series C Preferred have been converted into Common Stock, not do any of the following unless the holders of a majority of the shares of Series C Preferred held by holders who meet the Ownership Threshold have approved or otherwise agreed in writing.

            (i) SALE/PURCHASE OF ASSETS; MERGER.

                 (1) Sell or otherwise dispose of the capital stock of SoftLock
            Services, Inc. ("Subsidiary") or any Other Subsidiary (as defined in the Purchase Agreement) or of all or a substantial part of the Corporation's assets or business or of all or a substantial part of the assets or business of Subsidiary or any Other Subsidiary (whether by sale of assets, exclusive license or otherwise);

                 (2) Purchase or otherwise acquire all or substantially all of the capital stock of any corporation or equity interest in any other entity or lend money to any person or entity, or purchase a substantial part of the operating assets of any person or entity for a purchase price in excess of the lower of (i) $5,000,000, and (ii) twenty percent (20%) of the Corporation's and Subsidiary's consolidated net revenues for the twelve (12) month period immediately preceding such purchase; or

                 (3) Consolidate with or merge into or with any other person or entity or permit any other person or entity to consolidate with or merge into it (except that Subsidiary may merge into the Corporation, and a one hundred percent (100%) Other Subsidiary may consolidate with or merge into Subsidiary or the Corporation or into another one hundred percent (100%) Other Subsidiary), provided that the foregoing restriction does not apply to the merger of another corporation into the Corporation or Subsidiary, if:

            (A) either (x) in the case of a merger into the Corporation, the Corporation is the surviving corporation and more than fifty percent (50%) of the outstanding common stock of the surviving corporation is owned by persons who prior to such merger owned Common Stock of the Corporation; or (y) in the case of a merger into Subsidiary, Subsidiary is the surviving corporation, remains a one hundred percent (100%) subsidiary of the Corporation and more than fifty percent (50%) of the outstanding Common Stock of the Corporation after the merger is owned by persons who prior to such merger owned Common Stock of the Corporation; and

            (B) After giving effect to the proposed merger or consolidation the surviving corporation will be engaged in substantially the same lines of business; and

            (C) Immediately after the consummation of the transaction, and after giving effect thereto, no default under the Purchase Agreement, this Certificate or any other Financing Document (as defined in the Purchase Agreement) would exist.

            (ii) FUTURE REGISTRATION RIGHTS. Except as set forth in the Amended and Restated Shareholders' and Rights Agreement dated as of December 21, 2000 (the "Shareholders' Agreement") and except for an underwriting agreement between the Corporation and one or more professional underwriters of securities, the Corporation shall not agree to register any Equity Securities (as defined in the Purchase Agreement) under the Securities Act, that will provide such other Equity Securities with registration rights which are preferential to or inconsistent with those granted to holders of the Series C Preferred under the Purchase Agreement.

            (iii) CHANGES IN TYPE OF BUSINESS. Make any substantial change in the character of its business. Any business activities related to repetitive locking techniques or the distribution of electronic content will not constitute a substantial change in the character of its business.

            (iv) DIVIDENDS AND DISTRIBUTIONS. Directly or indirectly declare or pay any dividends or make any distributions upon any of its Equity Securities other than (i) the dividend amount set forth in the Series A Certificate payable on the Series A Preferred, and (ii) dividends and distributions on the Series A Preferred, the Series B Preferred and the Series C Preferred together as a single class for this purpose, PRO RATA in proportion to the number of shares of Series A Preferred, Series B Preferred and Series C Preferred provided in each case that dividends accrued on the Series C Preferred at the Dividend Rate are paid in full first.

            (v) PURCHASE OF EQUITY SECURITIES. Directly or indirectly redeem, retire, purchase or otherwise acquire, any of the Corporation's, Subsidiary's or any Other Subsidiary's Equity Securities except (a) as permitted by the Purchase Agreement, the Shareholders Agreement, and this Certificate, (b) as required by the Series A Certificate or (c) from any employee upon termination of employment, but subject to approval by the Board of Directors.

            (vi) CONFLICTING AGREEMENTS. Become subject to any agreement or instrument, which by its terms would (under any circumstances) restrict the Corporation's, Subsidiary's or any Other Subsidiary's right to perform any of its obligations pursuant to the terms of the Purchase Agreement, this Certificate, the Shareholders Agreement, or the Corporation's By-laws (including, without limitation, all obligations relating to payment of dividends on and making redemptions of the Series C Preferred and conversions of the Series C Preferred).

            (vii) AMENDMENT OF CHARTER DOCUMENTS. Except as contemplated by the Purchase Agreement, make any amendment to the Corporation's By-laws that has not been approved by action of the Board of Directors or any amendment to the Corporation's, Subsidiary's or any Other Subsidiary's Certificate of Incorporation, including but not limited to this Certificate.

            (viii) RELATED PARTY TRANSACTIONS Enter into any transaction with any Related Party or Affiliate (as defined in the Purchase Agreement), except as otherwise expressly contemplated by the Purchase Agreement.

            (ix) ISSUANCE OF EQUITY SECURITIES. Issue, sell, grant or award or enter into any agreement or adopt any plan to issue, sell, grant or award any Equity Security or option to acquire any Equity Security with rights ranking senior or pari passu to the Series C Preferred as to liquidation preference, voting rights, registration rights, dividends or any other matters or rights, other than the issuance of the 1,964 shares of Series A Preferred Stock pursuant to Warrants outstanding on the date of filing of this Certificate.

       (c) DETERMINATION OF OWNERSHIP THRESHOLD. For purposes of determining whether a holder has met the Ownership Threshold, a person or entity shall be deemed to hold the number of shares of Series C Preferred owned by such person and any of its Affiliates (as defined in the Purchase Agreement) and in the case of any Tudor Entity (as defined in the Purchase Agreement), such Tudor Entity shall be deemed to hold the number of shares of Series B Preferred held by such Tudor Entity AND any of its Affiliates AND other Tudor Entities.

7. STOCK DIVIDENDS, STOCK DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS AND CONSOLIDATIONS.

The following amounts and/or figures set forth hereinabove shall each be subject to appropriate adjustments for any stock dividends, stock split, combination or division of shares, recapitalization, reclassification, merger, consolidation, reorganization or the like affecting the shares of Common Stock or Series C Preferred (as the case may be and as appropriate) of the Corporation: (i) the dollar amount set forth in the first sentence of Section 3(a) hereof, (ii) the dollar amounts set forth in Section 4(a) hereof, (iii) the $8.75 price set forth in the first paragraph of Section 3(b) hereof, (iv) the number of shares set forth in Sections 3(d)(i)(3(D), 3(d)(i)(3)(E) and 3(d)(i)(3(F) hereof and (v) the figure set forth in Section 6(a).